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                                                                   Exhibit 21


                    SUBSIDIARIES OF THE REGISTRANT

The following is a subsidiary of Greene County Bancorp, Inc. following the
Reorganization:

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

Name                           State of Incorporation
----                           ----------------------

The Bank of Greene County      New York

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